UNITED STATES	FORM 1-A
SECURITIES AND EXCHANGE COMMISSION	REGULATION A OFFERING STATEMENT
Washington, D.C. 20549	UNDER THE SECURITIES ACT OF 1933

ARCHIMEDES

ARC287BC.COM

WXB GN GN WXB

FITFOUNDATION.INFO

CCLXXXVII

ARC287BC CORPORATION
(Exact name of registrant as specified in its charter)
Date: November 1, 2016

New Jersey	3790	47-2508196
State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Wilson X. Bezerra, EA MCSE
232 Union Blvd.
Totowa, NJ 07512
TELEPHONE: (973) 595-7775
FAX: (866) 522-1251
(Address, including zip code, and telephone number,
including area code, of issuer's principal executive office)

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME
QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.
Part I should be read in conjunction with the attached XML Document for Items 1-9

PART I - END

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.
ARC287BC CORPORATION
(Exact name of registrant as specified in its charter)
A232 Union Blvd
Totowa, NJ 07512
(973) 595-7775
(Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)
November [_1_,] 2016
(Date of offering circular)
Up to 9,800,000 Shares of Class A Common Stock
Minimum Investment: 50 Shares of Class A Common Stock ($100.00)

ARC287BC Corporation, a New Jersey corporation (the "Company", "ARC287BC", "we" or "our") is offering 9,800,000 shares of our Class A Common Stock, par value $0.001 per share (the "Common Stock" or "Shares") to be sold in this Offering. The Shares are being offered at a purchase price of $2.00 per Share, up to an aggregate purchase price of $19,600,000.00, before deduction of offering expenses. See "Securities Being Offered" beginning on page [] of this offering circular for more information regarding the securities.
This Offering is being conducted on a "best efforts" basis by our officers, directors and employees, and may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this offering circular, (i) no selling agreements had been entered into by us with any broker-dealer firms, although we expect to enter into an administrative agreement with a FINRA registered broker-dealer, and (ii) no posting agreements had been entered into by us with any crowdfunding websites, although we expect to enter into a posting agreement StartEngine.com. Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of shares made by them and compensation may be paid to consultants in connection with the offering of shares. We may also pay incentive compensation to registered broker-dealers in the form of common stock and warrants in us. We will indemnify participating broker-dealers and others with respect to disclosures made in the offering circular. Our executive officers, directors and employees will not receive any commission or any other remuneration for any sales of Shares. In offering Shares on our behalf, our executive officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. If all Shares are purchased, the aggregate gross proceeds to us will be $19,600,000.00. However, since the Offering is being conducted on a "best efforts" basis, there is no minimum number of Shares that must be sold. Accordingly, all funds raised in this Offering will become immediately available to us and the selling stockholders, and may be used as they are accepted. Investors will not be entitled to a refund and could lose their entire investment. We have the option in our sole discretion to accept less than the minimum investment from a limited number of subscribers.

	per share:	total maximum	total minimum
price to public	$ 2.00	$ 19,600,000	$ 0,00
Underwriting Discount and Commissions	(1)	(1)	(1)
Proceeds to issuer	$ 2.00	$ 19,600,00	$ 0.00
Proceeds to Other persons	$ 0.00	$ 0.00	$ 0.00

(1) This Offering is being conducted on a "best efforts" basis by our officers, directors and employees, and may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this offering circular, (i) no selling agreements had been entered into by us with any broker-dealer firms, although we expect to enter into an administrative agreement with a FINRA registered broker-dealer, and (ii) no posting agreements had been entered into by us with any crowdfunding websites, although we expect to enter into a posting agreement StartEngine.com. Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of shares made by them and compensation may be paid to consultants in connection with the offering of shares. We may also pay incentive compensation to registered broker-dealers in the form of common stock and warrants in us. We will indemnify participating broker-dealers and others with respect to disclosures made in the offering circular.

(2) Before deducting expenses of the Offering, which are estimated to be approximately $13,700.00. We will receive the proceeds from the sale of 9,800,000 shares of Class A Common Stock if all Shares are sold.

(3) No current shareholders will be selling shares in the Offering.

We will continue the Offering until Shares with an aggregate sales price of $19,600,000.00 have been sold or until September 30, 2017, whichever is earlier. See "Plan of Distribution" beginning on page 11 of this offering circular for more information regarding these arrangements.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Our business and an investment in our securities involves a high degree of risk. See "Risk Factors" beginning on page 6 of this offering circular for a discussion of information that you should consider before investing in our securities.

This offering circular is in the disclosure format required by Form 1-A (17 CFR 239.90) for securities offerings made pursuant to Regulation A (17 CFR 230.251 et seq.)

Approximate date of commencement of proposed sale to the public: November 1, 2016]

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED "BLUE SKY" LAWS).

RISK FACTORS

You should consider each of the following risk factors and any other information set forth herein and in our reports filed with the SEC, including our financial statements and related notes, in evaluating our business and prospects. The risks and uncertainties described below are not the only ones that impact on our operations and business. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also impair our business or operations. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the Common Stock could decline. Risks Related to Our Company and Business If we do not obtain additional financing, our business development plans will be delayed and we may not achieve profitable operations. We will require significant additional capital to execute on our business development plans. We intend to seek additional funds through private placements of our common stock or other securities. Our business plan calls for incurring expenses for development of our intellectual property, brand, website, design, manufacture, and product packing, as well as ongoing expenses for marketing, staff, and administration. If no additional financing is secured, we may have to significantly curtail our plan of operations. If that is the case, our business will not grow as desired. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement of funds. Consequently, there can be no assurance that we will be able to obtain access to capital as and when needed or, if so, that the terms of any available financing will be commercially reasonable. If we are unable to raise suitable financing, our business development plans may be delayed and we may be unable to achieve profitable operations. Since we have a limited operating history and insignificant revenues to date, we may be unable to achieve or maintain profitability. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by an emerging growth company. We have limited financial resources and limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by an emerging growth company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities.

Our ability to continue as a business and implement our business plan will depend on our ability to raise sufficient funds. There is no assurance that any debt or equity offerings will be successful or that we will remain in business or be able to implement our business plan if the offerings are not successful or if we are unable to successfully market our products or our products do not perform as expected, our business and financial condition will be adversely affected. Because of pressures from competitors with more resources, we may fail to implement our business strategy profitably. Our business and growth may suffer if we are unable to attract and retain key employees. Our success depends on the expertise and continued service of our Chief Executive Officer, Wilson X. Bezerra. This individual is a significant factor in our growth and ability to meet our business objectives. It may be difficult to find a sufficiently qualified individual to replace Mr. Bezerra in the event of death, disability or resignation, resulting in our inability to implement our business plan and even a complete cessation of our operations, which would likely to result in the total loss of an investor's investment. Furthermore, our ability to expand operations to accommodate our anticipated growth will also depend on our ability to attract qualified employees. However, competition for these types of employees is intense due to the limited number of qualified professionals. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people who understand our business. We hope that we will be able to attract competent employees, but no assurance can be given that we will be successful in this regard. If we are unable to engage and retain the necessary personnel, our business may be adversely affected which may be material. Risks Related to Legal Uncertainty If we are the subject of significant future product liability or related lawsuits, our business will likely fail.

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which would have a material and adverse effect on us.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We currently have one patent issued and another patent pending, thus we cannot assure you that we will be able to control all of the rights for all of our intellectual properties. If we rely on patent protection, as well as a combination of copyright, trade secret and trademark laws and non-disclosure, confidentiality and other contractual restrictions to protect our proprietary technology, including our licensed technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive. Competitors may be able to design around our patents or develop products which provide outcomes which are comparable or even superior to ours. Steps that we have taken to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with some of our officers, employees, consultants and advisors, may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In the event a competitor infringes upon our licensed or pending patent or other intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management's attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents rights against a challenge. The failure to obtain patents and/or protect our intellectual property rights could have a material and adverse effect on our business, results of operations and financial condition.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to products we develop. Whether a product infringes a patent or misappropriates other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Our potential competitors may assert that some aspect of our product infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents upon which our products could infringe. There also may be existing patents or pending patent applications of which we are unaware upon which our products may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management's attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe them, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our service offerings, our business could suffer.

Because of our limited operating history, we currently do not have strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers to our program. In order to attract copyright holders to our program, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

Promotion and enhancement of our services will depend on our success in consistently providing high-quality services to our customers. Since we rely on technology partners to provide portions of the service to our customers, if our suppliers do not send accurate and timely data, or if our customers do not perceive the products we offer as superior, the value of our brand could be harmed. Any brand impairment or dilution could decrease the attractiveness of our services to one or more of these groups, which could harm our business, results of operations and financial condition.

Our service offerings may not be accepted.

As is typically the case involving service offerings, anticipation of demand and market acceptance are subject to a high level of uncertainty. The success of our service offerings primarily depends on the interest of copyright holders in joining our service. In general, achieving market acceptance for our services will require substantial marketing efforts and the expenditure of significant funds, the availability of which we cannot be assured, to create awareness and demand among customers. We have limited financial, personnel and other resources to undertake extensive marketing activities. Accordingly, we cannot assure you that any of our services will be accepted or with respect to our ability to generate the revenues necessary to remain in business.

OFFERING SUMMARY

The following summary highlights selected information contained in this offering circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this offering circular, including, but not limited to, the risk factors beginning on page 4. References to "we," "us," "our," or the "company" mean ARC287BC Corporation.

This Offering

Securities offered	Maximum of 9,800,000 shares of common stock ($19,600,000)
Common stock outstanding after the offering Use of proceeds	28,000,000 shares We expect to use the net proceeds from this offering to place our mechanism into all our human-powered vehicles. We plan to license this Manpower Technology worldwide to help propel our company forward.
Risk factors	Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the "Risk Factors" section of this offering circular.

DILUTION

The price of the Units under the Offering is higher than the average per share value of the Common Shares previously issued. Accordingly, investors who purchase Units in the Offering will incur immediate dilution in the pro forma value of their Units. This means that investors that purchase Units will pay a price per Unit that exceeds the average per share value of the Company's previously issued Common Shares. The Company may from time to time issue additional Units or Common Shares, which may result in dilution of existing shareholders if the Units are sold at a price that is less than the average per share value of the Common Shares previously issued.

	wilson	Silvana	Fitfoundation	Inversors
	35%	20%	10%	35%
Shares	9,800,000	5,600,000	2,800,000	9,800,000
Dilution	0.70	0.70	0.70	0.70
$2.00 a share = $19,600,000

PLAN OF DISTRIBUTION

No securities are being offered for the account of existing security holders.

A maximum of 9,800,000 Units are being offered by the Company on a "best efforts" basis. Each Unit is comprised of one Common Share. The Common Shares are a new issue from treasury. The Offering will close upon the earlier of (1) the sale of 9,800,000 Units, (2) One Year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company (the "Offering Period"). The Company is planning the first closing approximately 60 days after this Offering Circular has been qualified by the SEC. The Company anticipates that there will be several closings during the course of the Offering. The Company has arbitrarily set the first closing approximately 60 days after this Offering Circular has been qualified by the SEC to allow the Company to access investor funds in stages, and closings are not subject to completion of the maximum under the Offering.
Prospective investors must send to the Company's office a completed Subscription Agreement and payment of the subscription amount. The form of Subscription Agreement has been filed as Exhibit D under Part III of the offering statement pursuant to Regulation A relating to these securities filed with the Securities and Exchange Commission. Subscription amounts received by the Company will be deposited in the Company's general bank account, and upon acceptance of the subscription by the Company, the funds will be available for the Company's use. As there is no minimum amount to be raised under the Offering, the funds raised under the first and subsequent closings may not be sufficient to complete the activities described below in Item12- Use of Proceeds to Issuer, which may increase the risk to prospective investors of participating in the Offering. If any prospective Investor's subscription is rejected, all funds received from such Investor will be returned without interest or deduction.
This Offering is made only pursuant to this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Units. Subject to limitations imposed by applicable securities laws, other materials may be prepared for marketing purposes. The Company will utilize one or more Crowdfunding websites to advertise the Offering to prospective investors. Such websites provide services for posting a profile of the Company. These Crowdfunding websites charge a monthly subscription fee for the services. The Company intends to post the Offering on StartEngine, Crowdfunder, Inc. and EquityNet, LLC and may use other similar websites. The subscription crowdfunding websites do not conduct any due diligence or review of companies or deals before parties are permitted to raise funds using the websites. Summary information about the Company and the Offering will be posted on the Crowdfunding sites. Although such materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting consistent disclosure with respect to the Offering of Units, these materials will not give a complete understanding of this Offering, the Company or the Units and are not to be considered part of this Offering Circular.

USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $13,700. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($4,900,000), 50% of the Maximum Offering proceeds raised ($9,800,000), 75% of the Maximum Offering proceeds raised ($14,700,000) and the Maximum Offering proceeds raised of $19,600,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum. Although we have no minimum offering, we have calculated use of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.
ARC287BC intends to use the proceeds from this offering as follows:

Application of Proceeds	25% OF Proceeds	% of Total	50% of maximum	% of total	75% of maximum	% of total	100% of maximum	% of total
Total Offering Proceeds	4,900,000.00	100%	9,800,000.00	100%	14,700,000.00	100%	19,600,000.00	100%

Offering Expenses
Legal & Professional Fees	5,000.00	0.10%	5,000.00	0.05%	5,000.00	0.03%	5,000.00	0.03%
Accounting Fees	7,200.00	0.15%	7,200.00	0.07%	7,200.00	0.05%	7,200.00	0.04%
Admin Fees	1,500.00	0.03%	1,500.00	0.02%	1,500.00	0.01%	1,500.00	0.01%
Total Offering Expenses	13,700.00	0.28%	13,700.00	0.14%	13,700.00	0.09%	13,700.00	0.07%

Net Proceeds from Offering	4,886,300.00	100%	9,786,300.00	100%	14,686,300.00	100%	19,586,300.00	100%

Use of Net Proceeds
Accounting Fees	10,000.00	0.20%	50,000.00	0.51%	15,000.00	0.10%	150,000.00	0.77%
Legal and Professional Fees	50,000.00	1.02%	160,000.00	1.63%	160,000.00	1.09%	160,000.00	0.82%
Computing and IT	45,000.00	0.92%	100,000.00	1.02%	125,000.00	0.85%	250,000.00	1.28%
Marketing and Sales	450,000.00	9.18%	600,000.00	6.12%	800,000.00	5.44%	5,853,700.00	29.87%
Intellect Property	250,000.00	5.10%	500,000.00	5.10%	500,000.00	3.40%	2,500,000.00	12.76%
Working Capital	4,081,300.00	83.29%	8,376,300.00	85.47%	13,086,300.00	89.02%	10,672,600.00	54.45%
Total Use of Net Proceeds	4,886,300.00	100%	9,786,300.00	100%	14,686,300.00	100%	19,586,300.00	100%

Notes: The foregoing represents our best estimate of the allocation of the proceeds of this offering based on planned use of funds for our operations and current objectives.

Under Net Proceeds, Legal and accounting are Legal and auditor/accounting fees not related to this offering. Assuming we raise the Maximum Offering, we believe there will be additional costs associated with implementing our business plan that will require greater attention from our professional advisors, including the possibility of filing a registration statement on Form 10 or Form S-1 which would greatly increase costs associated with keeping compliant with reporting requirements.
Under Net Proceeds, we have based our calculation and division of funds on the current needs of the Company. However, our market place is constantly changing. Management may, depending on circumstances, be required to divert funds from one heading to another as the business demands. For example, successful expanded marketing in the US may require us to use more resources in IT to keep up with demand. Likewise, if our marketing efforts are less fruitful than anticipated, we may divert funds to improving the underlying product.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements.
All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements.
We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in "Risk Factors."

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

BUSINESS DESCRIPTION

ARC287BC (ARC) Corporation is a Totowa, NJ based research & development firm specializing in the invention of a series of human-powered vehicles (bikes, trikes, canoes, three-wheelers and paddleboats etc.) with a unique patented technology called the "The Motion Transfer Mechanism". We have one patent issued on 1/21/2014 (US8,632,089B1) and another patent filed on 8/21/2015 (Docket# 203P001NP1-US). We strongly believe that our patent protection in our intellectual property rights will allow us to enter the market with exclusivity for at least twenty years. This mechanism converts circular motion into an up and down motion; a more efficient and effective way to use the most powerful muscles in the body and reduce stress on the joints of the arms, legs and back. Our patent holders have assigned our patent rights to ARC287BC Corporation (503961293, 503961288, 503961301, 503961299, & 503961295). On August 19, 2016, ARC287BC Corporation filed International Application # PCT/US16/47698 Specifically, we have placed this technology into the Archimedes287bc stepper bicycle allowing the bicycle to exceed speeds well above the conventional bike with greater ease and greater safety. At present, we have produced two different stepper bicycle prototypes. Both prototypes have been tested and driven verifying that this mechanism produces nearly a 3 to 1 advantage over the conventional bike and reduces or eliminates frame and fork failure. This force coupled with its ergonomic advantages, could potentially render the conventional rotary crank obsolete. More data and testimonials can be found on our website: www.arc287bc.com. We focus on both design and technology and strive to make our products superior to our competition. We are a start-up, and we expect to use the net proceeds from this offering to place our mechanism into all of our human-powered vehicles. At present, we have designs for four additional products and preliminary drawings for three other products. Our company has an extensive plan which includes a comprehensive growth strategy. Our technology has so many useful applications to human-powered vehicles that make their use so easy that they can even be driven by people with mobility problems. We plan to license this Manpower Transportation Technology worldwide to propel our company forward. Even though our patent is for 20 years, our income projection for our company is based on 10 years and the initial licensing of only five (5) of our products. It does not include the additional three products that we have only preliminary drawings for. We also did not factor in those that are physically challenged and the baby boomers who suffer from joint and back problems that will now be able to enter the market and utilize our products. Our projection of 98 Billion is based on Aswath Damodaran's formula. We took an extremely conservative approach to our computation.

DESCRIPTION OF PROPERTY
We do not own any real estate or significant assets. Currently, we are operating out of 232 Union Blvd., Totowa, NJ 07512. Since most of our employees will be consultants, there are no plans for expansion at this time.

DESCRIPTION OF INTELLECTUAL PROPERTY

ARC287BC (ARC) Corporation is a Totowa, NJ based research & development firm specializing in the invention of a series of human-powered vehicles (bikes, trikes, canoes, three-wheelers and paddleboats etc.) with a unique patented technology called the "Stepper Mechanism or the Motion Transfer Mechanism". We have one patent issued on 1/21/2014 (US8,632,089B1) and another patent filed on 8/21/2015 (Docket# 203P001NP1-US). We strongly believe that our patent protection in our intellectual property rights will allow us to enter the market with exclusivity for at least twenty years. This mechanism converts circular motion into an up and down motion; a more efficient and effective way to use the most powerful muscles in the body and reduce stress on the joints of the arms, legs and back. Our patent holders have assigned our patent rights to ARC287BC Corporation (503961293, 503961288, 503961301, 503961299, & 503961295). On August 19, 2016, ARC287BC Corporation filed International Application # PCT/US16/47698 This mechanism converts circular motion into an up and down motion; a more efficient and effective way to use the most powerful muscles in the body (Hip Extensor & Knee Extensors). The mechanism allows the forces to enter directly into the wheel instead of the frame & fork; thus reducing or eliminating fork and frame failures. Since the forces do not distort the frame or the fork like the conventional bicycle, this invention will reduce death and injury to the consumers and it will reduce millions of recalls of bicycles worldwide. Our technology will also allow the physically challenged or those suffering from joint, muscle disorder, or back problems to enter the market and utilize our system.
Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brands. We consider our intellectual property rights, particularly our patents to be a significant and valuable aspect of our business. We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright, and trade secret laws, as well as licensing agreements, third-party nondisclosure and assignment agreements, and the policing of third-party misuses of our intellectual property. Our failure to obtain or maintain adequate protection of our intellectual property rights, or any change in law or other changes that serve to lessen or remove the current legal protections of our intellectual property, may diminish our competitiveness and could materially harm our business.

OUR LEGAL TEAM

Please send copies of all patent correspondence regarding patent issues to:

John H. Choi, Esq.
John H. Choi & Associates, LLC Intellectual Property Law
100 Challenger Road, Suite 302, Ridgefield Park, NJ 07660-2121
TELEPHONE: (201) 580-0816
FAX: (201) 625-1108

Please send copies of all legal correspondence to:

Jaeson Birnbaum, Esq.
228 Park Ave. South, New York, NY 10003
PTELEPHONE: (800) 555-4356 Ext. 85
(Name, address, including zip code, and telephone number
including area code, of agent for service)

DISCUSSION

The following discussion is intended to assist in understanding our business and the results of our operations. It should be read in conjunction with the Financial Statements and the related footnotes and "Risk Factors" that appear elsewhere in this Report. Certain statements in this Report constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Unless the context requires otherwise, when we refer to "we," "us" and "our," we are describing ARC287BC Corporation (ARC).

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth certain information regarding our directors and executive officers as of July 15, 2016. At the time of filing, only our C.E.O. is a full time employee. Other executives, directors and consultants are part-time from none to several hours a week as needed. There are no arrangements or understandings between any person listed in the table below and any other person pursuant to which he or she was selected to his or her position.

Name	Position	Age	Date of appointment
Wilson X. Bezerra, EA Mcse	Founder, President, Chief Executive Officer and Chairman of the Board	63	01/01/2015
Silvana A. Bezerra Former IRS agent	Chief Financial Officer and Director	62	01/01/2015
Gabor Nagy	Engineering Consultant and Director	79	01/01/2015
William Diggs	Project Manager - Senior Network Engineer	61	01/01/2015

Familial Relationships
Silvana Bezerra is the wife of Wilson X. Bezerra. Gabor Nagy is married to Wilson Bezerra's sister, Roselene Baetz.

Business Experience
Wilson X. Bezerra, EA, MCSE, former IRS agent, and Patent Holder
Founder, President, Chief Executive Officer and Chairman

Wilson X. Bezerra is the Founder of the Company, the inventor of its technology, and has served as its President and C.E.O. He is competent and is knowledgeable of the patent laws and its applications. He understands and appreciates the value of Intellectual Property and the intricate process of launching a new product. Hence he holds various patents, including the motion transfer mechanism, which is a fundamental part of ten products. Throughout his 30 years of experience as an entrepreneur he has had various profitable businesses and has supervised up to 300 employees.

Silvana Bezerra, former IRS agent, and Patent holder Chief Financial Officer and Director
Silvana Bezerra is a former IRS Agent with a vast audit experience. She has knowledge of business and trade practices to develop tax issues based on analysis and evaluation of overall business operations and financial condition. She is a patent holder and has been running a successful business since 1989. Mrs. Bezerra has a Bachelor of Art in French with a minor in Accounting from Montclair State University.
Wilson X. Bezerra Treasurer and Director
Mr. Bezerra will serve as the Company's Treasurer and Director until the company obtains funding. Mr. Bezerra was educated at Rutgers University in Newark, NJ, earning a BS Degree in Accounting.

As an experienced accountant he understands the importance of proper funds administration in order to achieve the business financial goals. As a former IRS agent who has worked on many criminal and civil cases, therefore has a complete knowledge of the tax code.

Gabor NagyEngineering Consultant and Director

Gabor Nagy is an innovator who has served as consultant engineer and Director for ARC287BC since January 2015. He has 46 years of experience in creating, engineering and selling multiple products, generating billions of dollars for large corporations such as Owens Corning and Ford Motor Company. He holds more than 50 patents that allowed him to build two successful companies such as Bay Industries and ARC Machines.

OUTSIDE CONSULTANTS

Ian White
Team Member
Ian White has 15 years of experience in Product Design and Product Development Management of programs for large corporations and emerging technology companies in consumer, medical, defense and industrial markets. Currently he is the President of DesignDesign, Inc. He has been issued United States and International design and utility patents for collaboration in new designs and inventions with his customers. He received his Bachelor of Science in Mechanical Engineering from Drexel University.

Sarah Woodruff

Team Member

Sarah Woodruff is the Business Development Manager at Catalyst Product Development Group, Inc. marketing specialist with over 6 years of management experience, overseeing teams of 25+ individuals, driving key performance indicators. Received a Bachelor of Art in Communications and Marketing from Purdue University and a Master of Business Administration from Oakland City University.

Involvement in Certain Legal Proceedings.

There have been no events under any federal or state bankruptcy laws or criminal proceedings material to the evaluation of the ability and integrity of any of our directors or executive officers during the past five years.

SECURITIES BEING OFFERED

The following description of our common stock is a summary. It is not complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, both as amended, a copy of each of which has been incorporated as an exhibit to the registration statement of which this prospectus supplement forms a part. We are authorized to issue up to 100,000,000 shares of Common Stock, par value $0.001. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and may not cumulate their votes. Holders of common stock are entitled to share in all dividends that our Board of Directors, or the Board, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

FINANCIAL STATEMENTS SECTION

ARC287BC CORPORATION
UN-AUDITED BALANCE SHEET
November 1st, 2016

ASSETS
Current Assets
Accounts Receivable		215
Inventory
Prepaid Expenses
Short-term Investments
	TOTAL CURRENT ASSETS	215
Fixed (Long-term Investments)
Long-Term Investments
Property & Equipment
(Less Accumulated Depreciation)
Intangible Assets
	TOTAL FIXED ASSETS	0
Other Assets
Intellectual Technology		2,000,000
Other Assets
TOTAL OTHER ASSETS		2,000,000
TOTAL ASSETS		2000215

LIABILITIES & OWNER'S EQUITY
Current Liabilities
Accounts Payable
Short-Term Loans
Income Taxes Payable
Accrued Salaries & Wages
Unearned Revenue
Current Portion of Long-Term Debt
	TOTAL CURRENT LIABILITIES	0
Long-Term Liabilities
Long-Term Debt		825000
Deferred Income Tax
Other
	TOTAL LONG-TERM LIABILITIES	825000
Owner's Equity
Owner's Investment		215
Intellectual Technology		2000000
TOTAL LIABILITIES & OWNER'S EQUITY		2,000,215

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ARC287BC CORPORATION

UN-AUDITED STATEMENTS OF REVENUE AND EXPENSES

January 1st, 2015 (inception) to November 1st, 2016

REVENUE	November 1st, 2016
Total Revenues
TOTAL REVENUES	0

EXPENSES
Technology Development / Production Deposit
Legal & Cost Associated with Offering
Taxes, other
Organization Costs
TOTAL EXPENSES	0

NET LOSS

pag 17

ARC287BC CORPORATION

STATEMENT OF SHAREHOLDERS EQUITY

January 1st, 2015 (inception) to November 1st, 2016

	FOUNDING SHAREHOLDER	TOTAL
CFounding Contribution & Loan froms WILSON BEZE	825000
Value of Intellectual Property	2,000,000
All Costs	0
Net Loss / Net Gain	2,825,000

BALANCE, November 1st, 2016		2,825,000

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ARC287BC CORPORATION

STATEMENT OF SHAREHOLDERS EQUITY

January 1st, 2015 (inception) to November 1st, 2016

CASH FLOWS FROM OPERATING ACTIVITIES	January 1st, 2015 (Inception) to November 1st, 2016
Net Loss
Other

CASH FLOWS FROM INVESTING ACTIVITIES	January 1st, 2015 (Inception) to November 1st, 2016
TAll Investing Activities

CASH FLOWS FROM FINANCING ACTIVITIES	January 1st, 2015 (Inception) to November 1st, 2016
All Financing Activities

NET INCREASE IN CASH

Cash, Beginning of year
Cash, End of Year

pag 19

ARC287BC CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND NATURE OF BUSINESS
Arc287bc Corp., (the "Company") was organized in January 1 of 2015 in the State of New Jersey. The Company was formed to operate as a Product Development Company. and is a Stock Corporation in which ownership if documented in the form of Common Stock Shares
NOTE 2. Long Term Debts BY THE COMPANY
The Company currently has a Note Payable to Mr. Wilson X. Bezerra in the amount of $825,000.00 USD. These funds will be used to repay Mr. Bezerra. Mr. Bezerra will charge no interest on the note. This note is due and payable upon demand by Mr. Bezerra, but is not to be made payable if such repayment would jeopardize the financial stability and/or operations of the Company. The Note has no an annualized rate.
NOTE 3. BASIS OF ACCOUNTING
The Financial Statements of the Company have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

pag 20

SIGNATURES
The Issuer has duly caused this Offering Statement to be signed on its behalf by the undersigned thereunto duly authorized
ARC287BC Corporation

By: Mr. Wilson X. Bezerra	By: Mrs. Silvana Bezerra
By	By
Name	Name
Title	Title

pag 21

Part III-EXHIBITS

SIGNATURES	1.1
PRODUCTS	1.2
IMAGES	1.3

IMAGES